EXHIBIT 23(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the captions "Experts," "Selected Consolidated Financial Data--Republic Security Financial Corporation" and "Selected Financial Data--Family Bank" and to the use of our reports dated January 23, 1997 and March 28, 1997, included in the Joint Proxy Statement/Prospectus of Republic Security Financial Corporation and Family Bank which is made a part of the Amendment No. 3 to the Registration Statement (Form S-4) for the registration of 8,273,733 shares of Republic Security Financial Corporation common stock.


/s/ ERNST & YOUNG LLP
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West Palm Beach, Florida
May 23, 1997